Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of California Bancorp on Form S-4 of our report dated March 25, 2021 on the consolidated financial statements of California Bancorp appearing in the 2020 Form 10-K of California Bancorp, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Crowe LLP

Sacramento, CA

September 30, 2021